Exhibit 10.40

Execution Copy

WARNER MUSIC GROUP CORP.

RESTRICTED STOCK AWARD AGREEMENT

THIS EXECUTIVE RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is entered into as of this 15th day of November 2008, by and between Warner Music Group Corp., a Delaware corporation (“Parent”), and Michael Fleisher (the “Executive”).

R E C I T A L S:

WHEREAS, WMG Acquisition Corp., a Delaware corporation (the “Company”), an indirect subsidiary of Parent, or one of Parent’s other direct or indirect subsidiaries, employs the Executive; and

WHEREAS, the Parent has adopted the Amended and Restated Warner Music Group Corp. 2005 Omnibus Award Plan (the “Plan”), pursuant to which awards of restricted shares of the Parent’s Common Stock may be granted to persons, including persons regularly employed by the Parent or its Affiliates; and

WHEREAS, the Board of Directors of Parent (the “Board”) has determined that it is in the best interests of Parent and its stockholders to grant as of the date hereof (the “Effective Date”) the restricted stock award provided for herein (the “Restricted Stock Award”) to the Executive in connection with the Executive’s services to the Company and the Parent’s Affiliates, such grant to be subject to the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. As used herein with respect to any person, the term “Affiliate” shall mean any entity that directly or indirectly is controlled by, controls or is under common control with such person. The Board shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Executive and his legal representative in respect of any questions arising under the Plan or this Agreement.

2. Grant of Restricted Stock Award. Parent hereby grants on the Effective Date to the Executive a Restricted Stock Award consisting of 450,000 shares of Common Stock (hereinafter called the “Restricted Shares”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The Restricted Shares shall vest in accordance with Section 3(a) hereof; provided, however, that 150,000 of the Restricted Shares (such shares, the “Bonus Restricted Shares”) shall be subject to the special additional vesting terms set forth in Section 3(a)(vi) hereof.

3. Terms and Conditions.

(a) Vesting.

(i) Except as otherwise provided in this Agreement, the Restricted Shares shall vest and become non-forfeitable, upon the achievement of both the “Service Condition” and the “Performance Condition” (each as defined below) with respect to all or any portion of the Restricted Shares.

(A) Service Condition. The “Service Condition” shall be deemed satisfied with respect to each of the Tranches described in Section 3(a)(i)(B) in equal annual installments with respect to 20% of the

Restricted Shares covered by each such Tranche on the day immediately prior to each of the first, second, third, fourth and fifth anniversaries of the Effective Date (i.e., the Service Condition shall be deemed satisfied in 20% equal annual installments on November 14 of 2009, 2010, 2011, 2012 and 2013, respectively, and each such date is referred to herein as a “Service Vesting Date”), provided that the Executive remains employed with the Company on each such date (subject to Section 3(a)(iii) below).

(B) Performance Condition. The “Performance Condition” shall be deemed satisfied with respect to each of the “Tranches” of Restricted Shares described below (subject to Section 3(a)(vi) below) upon the achievement at any time prior to the fifth anniversary of the Effective Date of the corresponding performance hurdle described below, in each case, provided that the Executive is employed with the Company at the time such Performance Condition is met (subject to Section 3(a)(iii)(D) below).

For the purposes of this Section 3(a)(i)(B), the Restricted Shares shall be divided into four “Tranches” as follows:

(1) “First Tranche” shall mean 106,500 of the Restricted Shares (of which 35,500 shall constitute Bonus Restricted Shares), for which the Performance Condition will be satisfied upon achievement of the First Performance Hurdle;

(2) “Second Tranche” shall mean 106,500 of the Restricted Shares (of which 35,500 shall constitute Bonus Restricted Shares), for which the Performance Condition will be satisfied upon achievement of the Second Performance Hurdle;

(3) “Third Tranche” shall mean 106,500 of the Restricted Shares (of which 35,500 shall constitute Bonus Restricted Shares), for which the Performance Condition will be satisfied upon achievement of the Third Performance Hurdle; and

(4) “Fourth Tranche” shall mean 130,500 of the Restricted Shares (of which 43,500 shall constitute Bonus Restricted Shares), for which the Performance Condition will be satisfied upon achievement of the Fourth Performance Hurdle.

For purposes of illustrating the vesting terms described in this Section 3(a)(i), on each Service Vesting Date, an amount of Restricted Shares equal to the product of 20% multiplied by the number of Restricted Shares covered by each Tranche (if any) with respect to which the relevant Performance Condition has been satisfied shall become vested and non-forfeitable. Additionally, upon the achievement of any Performance Condition with respect to a Tranche following the date on which one or more of the 20% incremental portions of the Service Condition has been satisfied, an additional amount of Restricted Shares equal to the product of the number of Restricted Shares covered by such Tranche multiplied by the percentage of the Service Condition which has been previously attained shall become vested and non-forfeitable. For the avoidance of doubt, the Performance Condition related to the Bonus Restricted Shares shall not be deemed satisfied unless (in addition to meeting the applicable Performance Conditions described above) the conditions set forth under Section 3(a)(vi) are met.

(ii) For the purposes of this Section 3(a), and also as and if used elsewhere in this Agreement, the following terms shall have the following meanings:

(A) “First Performance Hurdle” shall mean the Common Stock achieving an average closing stock price of at least $10.00 per share over 60 consecutive trading days on the New York Stock Exchange or such other primary stock exchange with which the Common Stock is listed and traded (or quoted in the Nasdaq) (an “Exchange”).

(B) “Second Performance Hurdle” shall mean the Common Stock achieving an average closing stock price of at least $13.00 per share over 60 consecutive trading days on an Exchange.

(C) “Third Performance Hurdle” shall mean the Common Stock achieving an average closing stock price of at least $17.00 per share over 60 consecutive trading days on an Exchange.

(D) “Fourth Performance Hurdle” shall mean the Common Stock achieving an average closing stock price of at least $20.00 per share over 60 consecutive trading days on an Exchange.

(iii) Effect of Certain Terminations of Employment. Upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent for any reason, any then remaining Unvested Restricted Shares shall be forfeited without consideration as more fully set out below, except as set out in clauses (D) and (E) below:

(A) Termination for Cause. Upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent due to a termination for Cause at any time, all Unvested Restricted Shares shall be forfeited by the Executive without the receipt of consideration.

(B) Termination without Cause or for Good Reason. Except as provided in Section 3(a)(iii)(E) below, upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent due to a termination without Cause or for Good Reason, all Unvested Restricted Shares shall be forfeited by the Executive without the receipt of consideration.

(C) Voluntary Termination without Good Reason. Upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent due to a voluntary termination without Good Reason, all Unvested Restricted Shares shall be forfeited by the Executive without the receipt of consideration.

(D) Termination Due to Death or Disability. In the event of the Executive’s cessation of employment with the Company or any Affiliate of the Parent by reason of the Executive’s death or Disability, the Service Condition shall be deemed to have been satisfied to the same extent as if the Executive had remained employed by the Company for 12 months following such termination date. Additionally, following the Executive’s termination due to death or Disability, any Unvested Restricted Shares shall continue to vest in accordance with Section 3(a) to the extent that any additional Performance Conditions are satisfied during the 12 month period following the date of such cessation of employment. Any Unvested Restricted Shares that remain outstanding 12 months following the date of the Executive’s termination due to death or Disability shall be forfeited by the Executive without the receipt of consideration.

(E) Termination without Cause or for Good Reason in Connection with a Change in Control. Upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent due to a termination without Cause or for Good Reason, in each case, provided that such termination occurs on or after, or in anticipation of, a Change in Control, the Service Condition applicable to each share of Restricted Stock shall be deemed to have been fully attained.

(iv) Notwithstanding anything herein to the contrary, (A) upon a Change in Control following which the Common Stock ceases to be traded on an Exchange, any Unvested Restricted Shares for which a Performance Condition has not been met will be forfeited; provided, however, that Unvested Restricted Shares for which a Performance Condition has been met, on or prior to such Change in Control, will continue to vest upon satisfaction of the corresponding Service Condition; and (B) if the Fair Market Value as of the date of any Change in Control (or, if greater, the per share consideration paid in connection with such Change in Control) exceeds the per share dollar threshold amount of any of the Performance Conditions described above (without regard to the number of consecutive trading days for which the average closing price was achieved) then such Performance Condition shall be deemed to have been achieved as of the date of such Change in Control, to the extent not previously achieved.

(v) In the event that the Common Stock ceases to be traded on an Exchange following a transaction or other event that does not constitute a Change in Control, then, notwithstanding any provision of the Plan, the Restricted Shares shall remain outstanding and shall continue to be governed by the terms of this Agreement; provided, however, that Parent shall, after good faith consultation with the Executive, equitably adjust the terms applicable to the Restricted Shares (including, without limitation, the Performance Conditions) in order to maintain, to the extent reasonably possible, the intent of the parties in establishing the Performance Conditions set out in this Agreement.

(vi) Vesting of Bonus Restricted Shares. The Performance Condition shall not be deemed satisfied with respect any of the Bonus Restricted Shares as to which a performance hurdle is otherwise attained if the Committee affirmatively determines, in its sole and absolute discretion within 45 days following the date on which such performance hurdle is otherwise attained, that, notwithstanding the achievement of such performance hurdle, such Bonus Restricted Shares (or any portion thereof) shall not be permitted to vest. In making such determination, the Committee may take into consideration such factors as it deems appropriate, including, without limitation, whether any additional performance goals established by the Committee from time to time with respect to the vesting of such Bonus Restricted Shares have been met. Such performance goals may include goals based on the Executive’s performance with respect to any special projects and/or transformational initiatives that have been assigned to the Executive by the Company’s Chief Executive Officer. If the Committee affirmatively determines that the performance condition as to any of the Bonus Restricted Shares shall be deemed to not have been attained as described above in this Section 3(a)(vi), such Bonus Restricted Shares shall remain outstanding until the earlier of (i) the date they would otherwise be forfeited in accordance with this Agreement or (ii) the fifth anniversary of the Effective Date, and then be forfeited; provided that at any time prior to the forfeiture of such Bonus Restricted Shares the Committee may determine that such Bonus Restricted Shares shall become Vested Restricted Shares. The Company shall promptly inform the Executive of any determination by the Committee with respect to the vesting of any portion of the Bonus Restricted Shares in accordance with this Section 3(a)(vi), which determination shall be made at least once annually for so long as the Bonus Restricted Shares remain outstanding.

(vii) Treatment of Bonus Restricted Shares upon and Following a Change in Control. The following provisions shall be applicable with respect to the Bonus Restricted Shares upon and following a Change in Control:

(A) Change in Control Occurring on or Prior to the Second Anniversary of the Effective Date. Prior to the occurrence of any Change in Control occurring on or prior to the second anniversary of the Effective Date, the Committee (as comprised immediately prior to such Change in Control) shall affirmatively determine whether Section 3(a)(vi) shall continue to apply upon and following such Change in Control to any then unvested Bonus Restricted Shares. To the extent that the Committee, in its sole discretion, determines that Section 3(a)(vi) shall cease to apply to any portion (or all) of the then unvested Bonus Restricted Shares upon and following such Change in Control, such Bonus Restricted Shares shall be eligible to vest solely based upon satisfaction of the applicable Service Condition and Performance Condition. To the extent that the Committee, in its sole discretion, affirmatively determines that Section 3(a)(vi) shall continue to apply to any portion (or all) of the then unvested Bonus Restricted Shares upon and following such Change in Control, the potential vesting of such Bonus Restricted Shares shall remain subject in all respects to the provisions set forth under Section 3(a)(vi). In the event that the Committee (as comprised immediately prior to such Change in Control) fails to take any affirmative action with respect to the then outstanding Bonus Restricted Shares prior to the occurrence of such Change in Control, then Section 3(a)(vi) shall automatically cease to apply to such Bonus Restricted Shares upon and following such Change in Control.

(B) Change in Control Occurring After the Second Anniversary of the Effective Date. Section 3(a)(vi) shall automatically cease to apply to the Bonus Restricted Shares upon and following the occurrence of any Change in Control occurring after the second anniversary of the Effective Date (other than with respect to any Tranches of Bonus Restricted Shares which the Committee affirmatively determined not to vest pursuant to its authority under Section 3(a)(vi) prior to the occurrence of such Change in Control).

(b) The term “Vested Restricted Shares,” as used herein, shall mean each Restricted Share on and following the time that both the Service Condition and the Performance Condition set forth in Section 3(a) hereof (including, without limitation, the conditions set forth under Section 3(a)(vi) if applicable) have been satisfied as to such share and the Executive has paid any applicable taxes payable with respect to such share as set forth in Section 3(c) hereof. Restricted Shares which have not become Vested Restricted Shares are hereinafter referred to as “Unvested Restricted Shares.”

(c) Taxes. The Executive shall pay to Parent or the Company (as designated by Parent) promptly upon request, and in any event at the time the Executive recognizes taxable income in respect of the Restricted Stock Award, an amount equal to the taxes, if any, Parent determines it is required to withhold under applicable tax laws with respect to the Restricted Shares. Such payment shall be made in the form of cash or, upon approval of Parent in its absolute and sole discretion, by having Parent withhold from the number of Restricted Shares otherwise issuable pursuant to the settlement of the Restricted Stock Award a number of Restricted Shares with a Fair Market Value equal to such withholding liability. The Executive may, but shall not be required to, make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) to realize taxable income in respect of the grant of the Restricted Stock Award, in an amount equal to the fair market value of the Restricted Shares on the Date of Grant. If Executive makes such an election, Executive shall provide a copy of such election to the Company and Parent as required by Section 83(b) of the Code.

(d) Certificates. Certificates evidencing the Restricted Shares shall be issued by Parent and shall be registered in the Executive’s name on the stock transfer books of Parent promptly after the Effective Date, but shall remain in the physical custody of Parent or its designee at all times prior to, in the case of any particular Restricted Shares, becoming Vested Restricted Shares. As a condition to the receipt of this Restricted Stock Award, the Executive shall deliver to Parent a stock power, duly endorsed in blank, relating to the Restricted Shares.

(e) Effect of Failure to Achieve Performance Conditions. Upon the fifth anniversary of the Effective Date, any then remaining Unvested Restricted Shares (including, without limitation, any Bonus Restricted Shares that the Committee has not yet made an affirmative decision to vest) shall be forfeited by the Executive without the receipt of consideration.

(f) Rights as a Stockholder; Dividends. The Executive shall be the record owner of the Restricted Shares unless and until such shares are forfeited pursuant to Sections 3(a)(iii) or 3(e) hereof or sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of Parent, including, without limitation, voting rights, if any, with respect to the Restricted Shares; provided that any cash or in-kind dividends paid with respect to Unvested Restricted Shares shall be withheld by Parent and shall be paid to the Executive, without interest, upon the earliest to occur of (i) the fifth anniversary of the Effective Date, or (ii) the first anniversary of the Executive’s separation from service within the meaning of Code Section 409A for any reason, in each case, only with respect to such Restricted Shares (if any) that have become Vested Restricted Shares on or prior to such date. As soon as practicable following the vesting of any Restricted Shares, certificates for such Vested Restricted Shares shall be delivered to the Executive or the Executive’s beneficiary along with the stock power relating thereto.

(g) Restrictive Legend. All certificates representing Restricted Shares shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE AMENDED AND RESTATED WARNER MUSIC GROUP CORP. 2005 OMNIBUS AWARD PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, DATED AS OF November 15, 2008, BETWEEN WARNER MUSIC GROUP CORP. AND MICHAEL FLEISHER. A COPY OF SUCH PLAN AND AGREEMENT IS ON FILE AT THE OFFICES OF WARNER MUSIC GROUP CORP.

(h) Transferability. No Restricted Share may, at any time prior to becoming a Vested Restricted Share, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Executive and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against Parent; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

4. Miscellaneous.

(a) Notices. Any notice, consent, request or other communication made or given in accordance with this Agreement shall be in writing and shall be deemed to have been duly given when actually received or, if mailed, three days after mailing by registered or certified mail, return receipt requested, or one business day after mailing by a nationally recognized express mail delivery service with instructions for next-day delivery, to those persons listed below at their following respective addresses or at such other address or person’s attention as each may specify by notice to the others:

To Parent:

Warner Music Group Corp.

75 Rockefeller Plaza

New York, New York 10019

Attention: General Counsel

To the Executive:

The most recent address for the Executive in the records of Parent or the Company. The Executive hereby agrees to promptly provide Parent and the Company with written notice of any change in the Executive’s address for so long as this Agreement remains in effect.

(b) Bound by Plan and Stockholders Agreement. By signing this Agreement, the Executive acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan. Additionally, the Executive acknowledges that the Restricted Shares shall be subject to the terms of the Amended and Restated Stockholders Agreement, dated as of May 10, 2005, by and among Parent, WMG Holdings Corp., the Company, Executive and certain other stockholders of Parent.

(c) Beneficiary. The Executive may file with the Board a written designation of a beneficiary on such form as may be prescribed by the Board and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Executive, the executor or administrator of the Executive’s estate shall be deemed to be the Executive’s beneficiary. The Executive’s beneficiary shall succeed to the rights and obligations of the Executive hereunder upon the Executive’s death, except as maybe otherwise described herein.

(d) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of Parent, its successors and assigns, and of the Executive and the beneficiaries, executors, administrators, heirs and successors of the Executive.

(e) Entire Agreement. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(f) No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Executive any right to be retained, in any position, as an employee, consultant or director of the Company or any Affiliate of Parent or shall interfere with or restrict in any way the right of the Company or any Affiliate of Parent, which are hereby expressly reserved, to remove, terminate or discharge the Executive at any time for any reason whatsoever.

(g) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of the Agreement shall be severable and enforceable to the extent permitted by law.

(h) Waiver. Any right of Parent contained in the Agreement may be waived in writing by the Board. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(i) GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE. ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN A COURT SITUATED IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, COURTS SITUATED IN NEW YORK COUNTY, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

(j) JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.

(k) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(l) Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Warner Music Group Corp.

/s/ PAUL ROBINSON
By:	Paul Robinson
Title:	EVP & General Counsel

Michael Fleisher

/s/ MICHAEL FLEISHER

STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto             , 450,000 shares of Common Stock of Warner Music Group Corp., a Delaware corporation, issued pursuant to an Executive Restricted Stock Award Agreement between Warner Music Group Corp. and the undersigned, dated             , 2008 and standing in the name of the undersigned on the books of said corporation, represented by Certificate No.             , and does hereby irrevocably constitute and appoint Warner Music Group Corp. as the undersigned’s true and lawful attorney, for it and in its name and stead, to sell, assign and transfer the said stock on the books of said corporation with full power of substitution in the premises.

Dated:                                                                                        Name: